Exhibit 99.1

Vaxart, Inc. Appoints Steven Lo as New President, Chief Executive Officer, and Director

Michael J. Finney, Ph.D. to Continue as Chairman of the Board of Directors

SOUTH SAN FRANCISCO, Calif., March 6, 2024 (GLOBE NEWSWIRE) -- Vaxart, Inc. (Nasdaq: VXRT) (the “Company” or “Vaxart”) today announced that it has appointed Steven Lo as President and Chief Executive Officer and a member of the Board of Directors, effective as of March 18, 2024. Mr. Lo is a highly experienced biopharma executive with over 25 years of experience in the healthcare, biotechnology, and pharmaceutical industries, including over 12 years of C-level experience in publicly traded biotech companies. Michael J. Finney, Ph.D. will step down as interim Chief Executive Officer and will continue to serve as Chair of the Board of Directors.

“I am delighted to welcome Steve to Vaxart and want to express my deepest confidence in him as we transition Vaxart’s leadership,” said Dr. Finney. “It has been an honor to lead this incredibly talented team during its management transition and I am looking forward to working with Steve and the management team to drive the Company forward.”

“This is an exciting time for Vaxart, with tremendous prospects for value creation,” said Mr. Lo. “It is a privilege to have the opportunity to lead Vaxart in the next chapter of its strategy and to advance the Company’s transformational oral vaccine platform.”

Mr. Lo was most recently with Valitor, Inc., a private biotech company, serving as its Chief Executive Officer and a member of the board of directors since 2022. From 2019 to 2022 Mr. Lo was the President, Chief Executive Officer, and member of the board of directors of Zosano Pharma Corporation, a clinical-stage biopharmaceutical company. From 2015 to 2019, he was the Chief Commercial Officer at Puma Biotechnology, Inc., a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. At that company he built and led business development and the worldwide commercialization of the company’s first product. Prior to that, he was Chief Commercial Officer of Corcept Therapeutics Incorporated, where he established the commercial organization to launch the company’s first product. Earlier in his career, he spent 13 years at Genentech, Inc., a member of the Roche Group, in a variety of leadership roles of increasing responsibility in commercial and drug development. He worked in numerous areas, including oncology, endocrinology and other specialty therapeutics. Mr. Lo started his career in the pharmaceutical industry at AstraZeneca after holding positions in finance and operations at Kaiser Permanente. Mr. Lo obtained a Masters in Health Administration from the University of Southern California and a B.S. in Microbiology from the University of California, Davis.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and to eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against norovirus, coronavirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials and the timing of such results, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s expectations with respect to the management transition; Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; and Vaxart’s expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:
Mark Herr
Vaxart, Inc.
mherr@vaxart.com
(203) 517-8957

Investor Relations:
Andrew Blazier
FINN Partners
IR@vaxart.com
(646) 871-8486